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                                                                      EXHIBIT 5

                          JONES, DAY, REAVIS & POGUE
                              3500 SunTrust Plaza
                             303 Peachtree Street
                            Atlanta, Georgia  30308
                                (404) 521-3939



                                April 27, 1998



The Bibb Company
100 Galleria Parkway
Suite 1750
Atlanta, Georgia 30339

Gentlemen:

          We have acted as counsel to The Bibb Company, a Delaware corporation (the "Company"), in connection with the registration of 1,250,000 shares of Common Stock, $.01 par value per share, of the Company (the "Shares"), to be issued by the Company in accordance with The Bibb Company Nonemployee Director Stock Plan and 1997 Omnibus Stock Incentive Plan (the "Plans") pursuant to a Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the "Registration Statement") to which this opinion appears as
Exhibit 5.

          We have examined originals or certified or photostatic copies of such records of the Company, certificates of officers of the Company and public officials and such other documents as we have deemed relevant or necessary as the basis of the opinion set forth below in this letter. In such examination, we have assumed the genuineness of all signatures, the conformity to original documents submitted as certified or photostatic copies, and the authenticity of originals of such latter documents. Based on the foregoing, we are of the following opinion:

          The Shares, when issued in the manner contemplated by the Plans, will be validly issued, fully paid and nonassessable.

          We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

                                       Sincerely,



                                       JONES, DAY, REAVIS & POGUE